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                                                               Exhibit 10(tt)

                            LIMITED LIABILITY COMPANY
                               OPERATING AGREEMENT
                                       OF
                              PFC THERAPEUTICS, LLC

      This OPERATING AGREEMENT shall be effective as of the 17th day of May 2000, by and between ALLIANCE PHARMACEUTICAL CORP., a New York corporation ("Alliance") and BAXTER HEALTHCARE CORPORATION, a Delaware corporation ("Baxter"), on the following terms and conditions:

                                    RECITALS

      WHEREAS, Alliance has developed and owns technical know-how, patent applications and patents relating to the manufacture, composition and use of certain products capable of transporting oxygen in therapeutic effective amounts in the bloodstream for all medical uses, including perflubron-based emulsion;

      WHEREAS, Baxter has substantial knowledge and expertise in the research, development, manufacture and distribution of healthcare products; and

      WHEREAS, Baxter and Alliance are interested in the development and commercialization of the Product, as hereinafter defined.

      NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

      Capitalized words and phrases used in this Agreement have the following meanings:

      "Accepting Offerees" shall have the meaning set forth in Section 12.4(d) hereof.

      "Act" means the Delaware Limited Liability Company Act, 6 Del. C. ss.18-101, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

      "Additional Capital Contributions" means, with respect to each Member, the Capital Contributions made by such Member pursuant to Section 3.2 hereof. In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Additional Capital Contributions of the transferor to the extent they relate to the Transferred Units.

      "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

            (i) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

* Indicates confidential information which has been omitted and filed separately with The Securities and Exchange Commission.

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            (ii) Debit to such Capital Account the items described in Sections
1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of
the Regulations.

      The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

      "Affiliate" means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by or under common control with such Person
(ii) any officer, director, general Member, member or trustee of such Person or
(iii) any Person who is an officer, director, general Member, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms "controlling," "controlled by" or "under common control with" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity or through the ownership of at least 40% of the voting securities of a Person or entity.

      "Agreement" or "Operating Agreement" means this Operating Agreement including all Exhibits and Schedules attached hereto, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

      "Alliance Manufacturing and Supplier Agreement" means the agreement to be entered into between the Company and Alliance pertaining to the manufacture and supply of the Product by Alliance.

      "Alliance" means Alliance Pharmaceutical Corp., a company organized under the laws of New York and its Affiliates, including, but not limited to, divisions and subsidiaries.

      "Allocation Year" means (i) the period commencing on the Effective Date and ending on December 31, 2000, (ii) any subsequent twelve (12) month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Section 4 hereof.

      "Baxter" means Baxter Healthcare Corporation and its Affiliates.

      "Baxter Manufacturing and Supplier Agreement" means the agreement to be entered into between the Company and Baxter pertaining to the manufacture and supply of the Product by Baxter.

      "Business" means the business of developing and commercializing the Product.

      "Business Day" means a day of the year on which banks are not required or authorized to close in New York, New York.

      "Capital Account" means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:


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            (i) To each Member's Capital Account there shall be credited (A)
such Member's Capital Contributions, (B) such Member's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 4.3 or Section 4.4 hereof, and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2);

            (ii) To each Member's Capital Account there shall be debited (A) the amount of money or the Gross Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, (B) such Member's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 4.3 or Section 4.4 hereof, and
(C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company;

            (iii) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Units; and

            (iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

      The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Management Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or any Members) are computed in order to comply with such Regulations, the Management Board may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 13 hereof upon the dissolution of the Company. The Management Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

      "Capital Contributions" means, with respect to any Member, the amount of money or the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Units in the Company held or purchased by such Member, including Additional Capital Contributions.


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      "Certificate" means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

      "Certificate of Cancellation" means a certificate filed in accordance with 6 Del. C.ss. 18-203.

      "Change in Control" shall mean the following and shall be deemed to occur if any of the following events occur:

            (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person"), is or becomes the "beneficial owner," as defined in Rule 13d-3 under the Exchange Act (a "Beneficial Owner"), directly or indirectly, of securities of a Member representing (i) 20% or more of the combined voting power of that Member's then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within thirty (30) days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) 33% or more of the combined voting power of the Member's then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

            (ii) Persons who, as of the Effective Date hereof, constitute the board of directors (the "Incumbent Board") of any Member cease for any reason to constitute at least a majority of that Member's board of directors, provided that any person becoming a director subsequent to the Effective Date hereof whose election, or nomination for election by such Member's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Member, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Agreement, be considered as though such person were a member of the Incumbent Board of such Member;

            (iii) The consummation of a merger, consolidation or reorganization involving a Member, other than one which satisfies both of the following conditions:

                  (A) a merger, consolidation or reorganization which would
            result in the voting securities of a Member outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least 55% of the combined voting power of the voting securities of such Member or such other entity resulting from the merger, consolidation or reorganization (the "Surviving Corporation") outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in such Member's voting securities immediately before such merger, consolidation or reorganization, and

                  (B) a merger, consolidation or reorganization in which no
            Person is or becomes the Beneficial Owner, directly or indirectly, of securities of a Member


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            representing 20% or more of the combined voting power of such
            Member's then outstanding voting securities; or

            (iv) The stockholders of a Member approve a plan of complete liquidation of such Member or an agreement for the sale or other disposition by a Member of all or substantially all of such Member's assets.

Notwithstanding the preceding provisions of this definition, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions is (1) an underwriter or underwriting syndicate that has acquired the ownership of any of a Member's then outstanding voting securities solely in connection with a public offering of such Member's securities, (2) a Member or an Affiliate of a Member, or (3) an employee stock ownership plan or other employee benefit plan maintained by a Member or any of its Affiliates that is qualified under the provisions of the Code.

      "Code" means the United States Internal Revenue Code of 1986, as amended from time to time.

      "Company" means PFC Therapeutics, LLC, the Delaware limited liability company formed pursuant to this Agreement and the Certificate, and the limited liability company continuing the business of this Company in the event of dissolution of the Company as herein provided.

      "Company Minimum Gain" has the meaning given the term "partnership minimum gain" in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

      "Compliance Allocations" has the meaning set forth in Section 4.4 hereof.

      "Debt" means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments,
(ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest rate swap agreement, (v) accounts payable and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii),
(iii), (iv) and (v), above provided that Debt shall not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company's business and are not delinquent or are being contested in good faith by appropriate proceedings.

      "Depreciation" means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero,


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Depreciation shall be determined with reference to such beginning Gross Asset
Value using any reasonable method selected by the Management Board.

      "Development" means any work conducted with or in respect of the development of the Product and Subsequent Applications, including process development, formulation research, pre-clinical and clinical testing, and efforts to obtain Regulatory Approval.

      "Development Budget" shall have the meaning set forth in Section 6.2(b) hereof.

      "Development Plan" shall have the meaning set forth in Section 6.2(b) hereof.

      "Dissolution Event" shall have the meaning set forth in Section 15.1 hereof.

      "Distribution Percentage" shall have the meaning set forth in Section 5.2 hereof.

      "Effective Date" means the date first written above.

      "FDA" means the United States Food & Drug Administration and, when appropriate herein, shall also mean any corresponding regulatory agency in any country.

      "First Indication" means Regulatory Approval of the Product's use in a surgical setting to enhance systemic oxygenation and/or to reduce patients' exposure to allogeneic blood transfusions.

      "First Indication Plan and Budget" shall have the meaning set forth in
Section 6.2(a) hereof.

      "Fiscal Quarter" means (i) the period commencing on the Effective Date and ending on June 30, 2000, (ii) any subsequent three-month period commencing on each of July 1, October 1, January 1 and April 1 and ending on the last date before the next such date, and (iii) the period commencing on the immediately preceding January 1, April 1, July 1, or October 1, as the case may be, and ending on the date on which all Property is distributed to the Members pursuant to Section 15 hereof.

      "Fiscal Year" means (i) the period commencing on the Effective Date and ending on December 31, 2000, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31, and (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Members pursuant to Section 15 hereof.

      "GAAP" means generally accepted accounting principles in effect in the United States of America from time to time.

      "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

            (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Management Board;


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            (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account, as determined by the Management Board as of the following times:
(A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) or
(B) of this paragraph shall be made only if the Management Board reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

            (iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Management Board; and

            (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of "Profits" and "Losses" or Section 4.3(c) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

      If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

      "Indemnified Party" shall have the meaning set forth in Section 17.4 hereof.

      "Indemnifying Party" shall have the meaning set forth in Section 17.4 hereof.

      "Insolvency" means a financial condition of a Party such that the sum of such Party's debts is greater than the value of all of such Party's property, at a fair market valuation, exclusive of: (i) property transferred, concealed, or removed with intent to hinder, delay, or defraud such entity's creditors; and
(ii) property that may be exempted from property of such Party's estate.

      "Issuance Items" shall have the meaning set forth in Section 4.3(h) hereof.

      "JDC" means the Joint Development Committee established under Section 7.6 herein.

      "License Agreement" means the license agreement to be entered into between Alliance and the Company, pursuant to which Alliance will license to the Company certain intellectual property, know-how and rights to use, manufacture, formulate, market, sell and distribute the Product.

      "Liquidation Period" has the meaning set forth in Section 15.7 hereof.


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      "Liquidator" has the meaning set forth in Section 15.9(a) hereof.

      "Losses" has the meaning set forth in the definition of "Profits" and "Losses."

      "Management Board" has the meaning set forth in Section 7.1(a) hereof.

      "Manager" means any of the individuals elected by the Members to serve on the Management Board, and "Managers" means all of such individuals.

      "Marketing and Distribution Agreement" means the marketing and distribution agreement to be entered into between Alliance, Baxter and the Company, pursuant to which Baxter will market and promote the Product.

      "Member" means each of Alliance and Baxter and any other Person who has become a substituted Member pursuant to the terms of this Agreement and who has not ceased to be a Member. "Members" means all such Persons.

      "Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Section 1.704-2(b)(4) of the Regulations.

      "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

      "Member Nonrecourse Deductions" has the same meaning as the term "partner nonrecourse deductions" in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

      "NDA" means a New Drug Application and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning the Product which are necessary for or included in FDA approval to market the Product as more fully defined in 21 C.F.R. ss.ss.314.5 et seq., as well as equivalent submissions to the appropriate health authorities in other countries, provided further that with respect to the European Union, such application is to be under the E. U. Centralized Procedure.

      "Net Present Value of Net Cash Flow of the Project" shall be calculated in accordance with the terms provided in Exhibit A hereto.

      "Nonrecourse Deductions" has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

      "Nonrecourse Liability" has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

      "Offer Notice" shall have the meaning set forth in Section 12.4(b) hereof.

      "Offer Period" shall have the meaning set forth in Section 12.4(c) hereof.

      "Offer Price" shall have the meaning set forth in Section 12.4(a) hereof.


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      "Offered Units" shall have the meaning set forth in Section 12.4 hereof.

      "Offerees" shall have the meaning set forth in Section 12.4(b) hereof.

      "Percentage Interest" means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the number of Units held by such Member on such date to the aggregate Units held by all Members on such date. The Percentage Interest of each Member immediately after the Effective Date is set forth in Section 3.1 hereof.

      "Permitted Transfer" has the meaning set forth in Section 12.2 hereof.

      "Person" means any individual, Company (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

      "Product" means all injectable perfluorochemical emulsions capable of transporting oxygen in therapeutic effective amounts in the bloodstream for all medical uses, including therapeutic and diagnostic, which have been evaluated, developed and/or acquired prior to this Agreement or will be evaluated, developed and/or acquired under this Agreement, to the extent owned, licensed to or controlled by Alliance or the Company.

      "Profits" and "Losses" mean, for each Allocation Year, an amount equal to the Company's taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

            (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be added to such taxable income or loss;

            (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of "Profits" and "Losses" shall be subtracted from such taxable income or loss;

            (iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

            (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;


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            (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

            (vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

            (vii) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3 or Section 4.4 hereof shall not be taken into account in computing Profits or Losses.

      The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.3 and 4.4 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

      "Property" means all real and personal property acquired by the Company, including cash, and any improvements thereto, and shall include both tangible and intangible property. The Property shall also include, without limitation, any technology to be developed by Alliance, on behalf of the Company, whether comprising improvements to technology licensed pursuant to the License Agreement or entirely new technology.

      "Purchase Offer" shall have the meaning set forth in Section 12.4(a) hereof.

      "Purchaser" shall have the meaning set forth in Section 12.4(a) hereof.

      "Reconstitution Period" has the meaning set forth in Section 15.1(b) hereof.

      "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

      "Regulatory Approval" means (1) in the United States, approval from the FDA for marketing and promotion of the Product, or (2) outside of the United States, an analogous order by a non-U.S. governmental agency which requires regulatory approval prior to marketing and promotion of the Product in such non-U.S. country.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Seller" shall have the meaning set forth in Section 12.4 hereof.

      "Subsequent Applications" means any enhancements, modifications, revisions, improvements and future indications of the Product, including efforts to obtain Regulatory Approval, made pursuant to Development under this Agreement, as well as other products developed under this Agreement.


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

      "Subsidiary" means, with respect to any Person, any corporation, company, joint venture, limited liability company, association or other entity in which such Person owns, directly or indirectly, at least forty percent (40%) or more of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity, unless another 13(d) Person owns, directly or indirectly, more than the percentage of such securities or interests owned by such Person.

      "Tax Matters Member" shall have the meaning set forth in Section 10.3(a) hereof.

      "Territory" shall have the meaning ascribed to it in Section 1.18 of the License Agreement.

      "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

      "Units or Unit" means an ownership interest in the Company representing a Capital Contribution, including any and all benefits to which the holder of such Units may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

                                    ARTICLE 2
                                   THE COMPANY

      2.1 Formation. The Members hereby agree to form the Company as a limited liability company under and pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement. The fact that the Certificate is on file in the office of the Secretary of State, State of Delaware, shall constitute notice that the Company is a limited liability company. Simultaneously with the execution of this Agreement and the formation of the Company, each of the Members shall be admitted as members of the Company. The rights and liabilities of the Members shall be as provided under the Act, the Certificate and this Operating Agreement.

      2.2 Name. The name of the Company shall be PFC Therapeutics, LLC and all business of the Company shall be conducted in such name. The Management Board may change the name of the Company upon ten (10) Business Days notice to the Members.

      2.3 Purpose; Powers.

      (a) The purposes of the Company are (i) to operate the Business, (ii) to make such additional investments and engage in such additional activities as the Members may approve and (iii) to engage in any and all activities related or incidental to the purposes set forth in clauses (i) and (ii).

      (b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in this Section 2.3 and has, without limitation, any and all powers that may be exercised on behalf of the Company by the Management Board pursuant to Section 6 hereof.


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      2.4 Principal Place of Business. The principal place of business of the
Company shall be determined by the Management Board. The Management Board may change the principal place of business of the Company to any other place within or without the State of Delaware upon ten (10) Business Days notice to the Members. The registered office of the Company in the State of Delaware initially is located at Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

      2.5 Term. The term of the Company shall commence on the date the Certificate is filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event, as provided in Article 15 hereof. Prior to the time that the Certificate is filed, no Person shall represent to third parties the existence of the Company or hold himself out as a Member or Manager.

      2.6 Filings; Agent for Service of Process.

      (a) The Managers are hereby authorized to and shall cause the Certificate to be filed in the office of the Secretary of State of the State of Delaware in accordance with the Act. The Management Board shall take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate and such other assumed name certificates, documents, instruments and publications as may be required by law, including, without limitation, action to reflect:

            (i) a change in the Company name;

            (ii) a correction of false or erroneous statements in the Certificate or the desire of the Members to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or

            (iii) a change in the time for dissolution of the Company as stated in the Certificate and in this Agreement.

      (b) The Members and the Management Board shall execute and cause to be filed original or amended certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

      (c) The registered agent for service of process on the Company in the State of Delaware shall be The Corporation Trust Company or any successor as appointed by the Members in accordance with the Act.

      (d) Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with Article 15 hereof, the Management Board shall promptly execute and cause to be filed a certificate of cancellation in accordance with the Act and the laws of any other jurisdictions in which the Management Board deems such filing necessary or advisable.

      2.7 Title to Property. All Property owned by the Company shall be owned by the Company as an entity and no Member shall have any ownership interest in such Property in its individual name, and each Member's interest in the Company shall be personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all of its Property in the name of the Company and not in the name of any Member.

      2.8 Payments of Individual Obligations. The Company's credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be Transferred or encumbered for, or in payment of, any individual obligation of any Member.

      2.9 Independent Activities; Transactions with Affiliates.

      (a) Each Manager shall be required to devote only such time to the affairs of the Company as may be necessary to manage and operate the Company, and shall be free to serve any other Person or enterprise in any capacity that such Manager may deem appropriate in his, her or its discretion.

      (b) Insofar as permitted by applicable law and subject to the provisions of Section 6.4 hereof, neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or Manager or their Affiliates from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any Member, or require any Member or Manager to permit the Company or any other Manager or Member or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Member, each Member hereby waives, relinquishes, and renounces any such right or claim of participation.

      (c) To the extent permitted by applicable law and subject to the provisions of this Agreement, the Management Board is hereby authorized to cause the Company to purchase Property from, sell Property to or otherwise deal with any Member or Manager, acting on its own behalf, or any Affiliate of any Member or Manager; provided that any such purchase, sale or other transaction shall be made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been made with an independent third party.

                                    ARTICLE 3
                         MEMBERS' CAPITAL CONTRIBUTIONS

      3.1 Original Capital Contributions. Alliance and Baxter shall each contribute as their original Capital Contributions to the Company as follows:

      (a) Alliance Contribution. Alliance shall contribute to the Company , on or prior to the Effective Date, five million dollars ($5,000,000) in cash, in exchange for ten (10) Units.

      (b) Baxter Contribution. Baxter shall contribute to the Company, on or prior to the Effective Date, five million dollars ($5,000,000) in cash, in exchange for ten (10) Units.

      The initial Percentage Interest of each of the Members is fifty percent (50%).

      3.2 Additional Capital Contributions. The Members may make additional Capital Contributions only with the written consent of all Members, in which event the Company shall issue to the contributing Member additional Units of an amount to be unanimously agreed by the Members.

                                    ARTICLE 4
                                   ALLOCATIONS

      4.1 Profits. After giving effect to the special allocations set forth in Sections 4.3 and 4.4, Profits shall be allocated to the Members in proportion to their Distribution Percentages.

      4.2 Losses. After giving effect to the special allocations set forth in Sections 4.3 and 4.4, Losses shall be allocated to the Members in proportion to their Distribution Percentages.

      4.3 Special Allocations. The following special allocations shall be made in the following order:

      (a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this
Article 4, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with sections 1.704-2(f)(6) and 1.704-2(g)(2) of the Regulations. This Section 4.3(a) is intended to comply with the minimum gain chargeback requirement in
Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

      (b) Member Minimum Gain Chargeback. Except as otherwise provided in
Section 1.704-2(i) (4) of the Regulations, notwithstanding any other provision of this Article 4, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 4.3(b) is intended to comply with the minimum gain chargeback requirement in
Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

      (c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4),

1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of
Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 4 have been tentatively made as if this Section 4.3(c) were not in the Agreement.

      (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year which is in excess of the sum of (i) the amount such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 4 have been made as if Section 4.3(c) and this Section 4.3(d) were not in the Agreement.

      (e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

      (f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations
Section 1.704-2(i)(1).

      (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset, pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such distribution was made in the event Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

      (h) Allocations Relating to Taxable Issuance of Company Units. Any income, gain, loss or deduction realized as a direct or indirect result of the issuance of Units by the Company to a Member (the "Issuance Items") shall be allocated among the Members so that, to the extent possible, the net amount of such Issuance Items, together with all other allocations under this Agreement to each Member shall be equal to the net amount that would have been allocated to each such Member if the Issuance Items had not been realized.

      (i) Research and Development Credits. All research and development tax credits shall be allocated to the Members in accordance with Section 1.704-1(b)(4)(ii) of the Regulations.

      4.4 Curative Allocations. The allocations set forth in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), 4.3(g) and 4.5 (the "Compliance
Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Compliance Allocations shall be offset either with other Compliance Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 4.4. Therefore, notwithstanding any other provision of this Article 4 (other than the Compliance Allocations), the Management Board shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Compliance Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 4.1, 4.2, and 4.3(h).

      4.5 Loss Limitation. Losses allocated pursuant to Section 4.2 hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 4.2 hereof, the limitation set forth in this Section 4.5 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) and Section 1.702(g)(i) of the Regulations.

      4.6 Other Allocation Rules.

      (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Management Board using any permissible method under Code Section 706 and the Regulations thereunder.

      (b) The Members are aware of the income tax consequences of the allocations made by this Article 4 and hereby agree to be bound by the provisions of this Article 4 in reporting their shares of Company income and loss for income tax purposes.

      (c) Solely for purposes of determining a Member's proportionate share of the "excess nonrecourse liabilities" of the Company within the meaning of Regulations Section 1.752-3(a)(3), the Members' interests in Company profits are in proportion to their Percentage Interests.

      To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the Management Board shall endeavor to treat distributions of Net Cash Flow as having been made from the proceeds of a Nonrecourse Liability or a Member Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Member.

      4.7 Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the allocation method to be determined by the Management Board.

      In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

      Any elections or other decisions relating to such allocations shall be made by the Management Board in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 4.7 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

                                    ARTICLE 5
                                  DISTRIBUTIONS

      5.1 Net Profits. Except as otherwise provided in Article 15 below, Net Profit (as defined in Annex I to Exhibit A attached hereto), if any, shall be distributed not later than the forty-fifth day (45th) after the end of each Fiscal Quarter to the Members in proportion to their Distribution Percentages.

      5.2 Distribution Percentages.

      (a) The percentage interest of each member in the Net Profits distributed by the Company (the "Distribution Percentage") shall vary each Fiscal Year over the Model Term (as defined in subsection (b) below) as needed so that each of the Members receives, on a cumulative basis, fifty percent (50%) of the Net Present Value of the Net Cash Flow of the Project. Initially, the Distribution Percentage for each Member shall equal fifty percent (50%), and shall be adjusted as set forth in subsection (b) below.

      (b) Not later than thirty (30) days following receipt of Regulatory Approval anywhere in the Territory, the Management Board shall develop a financial model (the "Initial Model") of anticipated results of operations of the Company from the Effective Date through December 31, 2013 (the "Model Term"). The Initial Model shall show each Member's Distribution Percentage to be fifty percent (50%). Within ninety (90) days after the end of each Fiscal Year following the year in which the first commercial sale of the Product in the Territory occurs, the Management Board shall prepare a revised model (the "Revised Model") to take into account actual results to date and the then expected future results for the balance of the Model Term. Based on such Revised Model, the Distribution Percentages for the Members for the then current Fiscal Year shall be adjusted if and to the extent necessary so that each Member receives fifty percent (50%) of the Net Present Value of Net Cash Flow of the Project according to the Revised Model. The Initial Model and the Revised Models shall be prepared in accordance with the procedures set forth in Exhibit A attached hereto.

      (c) At the end of the Model Term, the actual Net Present Value of Net Cash Flow of the Project received by each of the members over the Model Term shall be calculated by the Management Board and to the extent that any Member has received more than fifty percent (50%) of the Net Present Value of Net Cash Flow of the Project, such Member shall promptly pay to the other member the amount of such excess.

      (d) After the end of the Model Term, the Distribution Percentage for each Member shall be fifty percent (50%).

      5.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state, local or foreign tax law with respect to any payment, distribution or allocation to the Company or the Members shall be treated as amounts paid or distributed, as the case may be, to the Members with respect to which such amount was withheld pursuant to this Section 5.3 for all purposes under this Agreement. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law, and shall allocate any such amounts to the Members with respect to which such amount was withheld.

      5.4 Limitations on Distributions.

      (a) The Company shall make no distributions to the Members except (i) as provided in this Article 5 and in Article 15 hereof, or (ii) as agreed to by all of the Members.

      (b) A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company, other than liability to Members on account of their Capital Contributions, would exceed the fair value of the Company's assets.

                                    ARTICLE 6
                                   DEVELOPMENT

      6.1 Development Activities. The Company will engage in the Development of the Product and Subsequent Applications with the intent of bringing the Product to the market as soon as reasonably practicable. The Development activities contemplated hereunder shall be conducted and managed on a day-to-day basis through the Joint Development Committee ("JDC") as described in Section 7.6.

      6.2 Development Plan and Budget.

      (a) First Indication. Attached hereto as Exhibit B is the development plan and budget (the "First Indication Plan and Budget") for the Development of the First Indication. The First Indication Plan and Budget shall be updated as deemed appropriate by the JDC, but in no event less frequently than annually. Any changes or updates to the First Indication Plan and Budget shall be subject to the review and approval of the Management Board as provided in Section 7.3(a)(xv).

      (b) Subsequent Applications. Promptly following the approval of a Subsequent Application by the JDC under Section 6.3(c)(i) below, the JDC shall prepare and submit to the Management Board the development plan for the Development (the "Development Plan") and a budget for proposed Development costs (the "Development Budget") pertaining to such Subsequent Application. The Development Plan shall specify Development activities and priorities, time frames for completion of activities, which party, including a third party, is to be responsible for each activity, and any other items reasonably required by Alliance, Baxter or a third party. The Development Plan also will include, to the extent practicable, the then-expected profile for the Subsequent Application, the desired labeling and the criteria for determining acceptable requirements for any appropriate regulatory filings in the Territory. Any Development Budget and Development Plan shall be updated as deemed appropriate by the JDC, but in no event less frequently than annually. The Development Plan and the Development Budget and certain changes therein shall be subject to the review and approval of the Management Board as provided in Section 7.3(a)(xv).

      (c) Headcount Allocation. In preparing any Development Budget and determining Development costs, the Parties will use the headcount allocation expense rates approved by the JDC.

      6.3 Development Responsibilities.

      (a) Generally. The Company shall have the right, subject to approval of the Management Board, Baxter, Alliance or the JDC, as such approval may be required under Sections 7.3, 7.5(a), 7.5(b) and 7.6, respectively, to enter into agreements with Members, Affiliates or third Parties for the performance of services necessary or appropriate for the furtherance of Development, which right includes, but is not limited to, entering into the agreements set forth in
Article 13.

      (b) First Indications.

            (i) Alliance will use reasonable efforts to develop the First Indication in accordance with the First Indication Plan and Budget set forth in Exhibit B hereto, as such Exhibit may be modified or updated in accordance with
Section 6.2(a). The actions described in this Section 6.3(b) and in Exhibit B, as such Exhibit may be modified or updated in accordance with Section 6.2(a), shall be at Alliance's sole expense. If such Regulatory Approval is obtained, then Alliance shall transfer to the Company or Baxter, at Baxter's election, all regulatory filings and documents pertaining to and control over such approved First Indication.

            (ii) The obligations of Alliance under Section 6.3(b)(i) above shall be secured by a security interest in favor of the Company on all Licensed Patents and Know-How (as such terms are defined in the License Agreement). To perfect such security interest, Alliance and the Company shall enter into a security agreement and take all appropriate action to have such security agreement filed with the United States Patent and Trademark Office and/or other governmental entity. In conjunction with such security agreement, Alliance shall execute a power of attorney providing the Company with the authority to file, update or supplement, on Alliance's behalf, applications, claims and filings with the United States Patent and Trademark Office and/or other governmental entity.

      (c) Subsequent Applications. Either of Alliance or Baxter may propose to the JDC the development of Subsequent Applications.

            (i) If Development of such Subsequent Application is approved by the JDC, which decision may be reviewed by the Management Board, then the Company shall engage in the Development of such Subsequent Application pursuant to the terms of this Agreement. In accordance with Section 6.2(b) above, the JDC shall prepare and submit to the Management Board a Development Plan and a Development Budget for such Subsequent Application.

            (ii) If such Subsequent Application is not approved by the JDC or if the JDC fails to act on a recommendation for a Subsequent Application within ninety (90) days of such recommendation, then Baxter shall have the option to develop such Subsequent Application, and Baxter will have sixty (60) days to notify the JDC in writing if Baxter elects to exercise such option. If Baxter exercises its option and provides written notice of such election to the JDC, then Baxter, at its own expense, shall have the right to file any necessary documentation with the appropriate regulatory authorities, and shall receive, upon request, a license from the Company to use any patents, licenses, know-how or other technology owned by or licensed to the Company for the purpose of developing the Subsequent Application; provided, however, that the Company shall retain all ownership rights with respect to the Subsequent Application, including, but not limited to, any NDAs, Regulatory Approvals or patents issued in connection therewith. If at any time in the future the Company desires to utilize or rely upon the Subsequent Application developed by Baxter under this
Section 6.3(c)(ii), then the Company shall notify Baxter of such decision in
writing, and Alliance shall pay *   of the total cost of the Development of such
Subsequent Application by Baxter, plus *   of such amount per year compounded on
an annual basis from the date such Subsequent Application was declined by the Company under this subsection (ii) until a decision is made to utilize such Subsequent Application in accordance with this Section.

            (iii) If sixty (60) days expires and Baxter has not exercised its option under Section 6.3(c)(ii) or if Baxter elects not to exercise such option, Alliance may notify the JDC in writing that it intends to develop the Subsequent Application. Alliance will have sixty (60) days after Baxter's option period expires or Baxter's election not to exercise such option, whichever is later, to provide written notice to the JDC that it elects to develop the Subsequent Application. If Alliance provides written notice of such election to the JDC, then Alliance, at its own expense, shall have the right to file any necessary documentation with the appropriate regulatory authorities, and shall receive, upon request, a license from the Company to use any patents, licenses, know-how or other technology owned by or licensed to the Company for the purpose of developing the Subsequent Application; provided, however, that the Company shall retain all ownership rights with respect to the Subsequent Application, including, but not limited to, any NDAs, Regulatory Approvals or patents issued in connection therewith. If at any time in the future the Company desires to utilize or rely upon the Subsequent Application developed by Alliance, then the
Company shall notify Alliance in writing, and Baxter shall pay *   of the total
cost of the Development of such Subsequent Application by Alliance, plus *   of
such amount per year compounded on an annual basis from the date such Subsequent Application was declined by the Baxter under Section 6.3(c)(ii) until a decision is made to utilize such Subsequent Application in accordance with this Section.

      6.4 Marketing of Product.

      (a) Certain Obligations; Adverse Experience Reporting.

            (i) Alliance will refrain from selling or otherwise distributing the Product inside, or for use inside, the Territory. Alliance agrees not to sell the Product to any third party Alliance knows or has reason to know is reselling the Product either directly or indirectly inside or for use inside the Territory. Alliance shall not knowingly employ any sales practice or issue or display any advertisement which in Baxter's reasonable opinion is detrimental to the interests of Baxter or the Company. Alliance shall use reasonable efforts to cause its sub-distributors and licensees to comply with the foregoing obligations.

            (ii) Baxter and Alliance will act as the main repository for adverse experience worldwide for their respective territories of responsibility and will ensure that each company is informed of all adverse experiences discovered inside or outside the Territory. Each company will make an initial assessment as to the seriousness of an adverse event, however each is entitled to have its own medical advisors change the initial classification of an event according to the regulatory requirements of the reporting country and the approved labeling information. In the event that all the required information is not obtained in the first report of any adverse experience, the parties will use their best efforts as defined by each company's procedures to follow up with the reporting source to obtain as much information as possible. Each adverse event report shall be accompanied by all supporting documentation or reports that are available to the reporting company. The parties will use their best efforts to obtain from the reporting source the information requested on the current version FDA Medwatch form. The information may be transmitted in either a Medwatch format or CIOMS I format, providing that all the fields of a Medwatch form are represented. All reports will be prepared in English. All serious adverse events will be reported within five (5) calendar days of receipt by Baxter or Alliance, as the case may be. All serious adverse events that are fatal will be reported with 24 hours by phone or fax. If the report is made by phone, a full report will be forwarded within five (5) calendar days of receipt.

      (b) Marketing of Product Inside the Territory. If the license to market the Product in the Territory becomes nonexclusive pursuant to Section 3.2(c) of the Marketing and Distribution Agreement, Baxter and Alliance shall have equal rights to use or supply to any third party data, material and information related to the First Indication and Subsequent Applications. In accordance with
Section 7.5(a)(vi) below, Alliance shall be required to consult with Baxter for the purpose of coordinating Alliance's and Baxter's respective strategies, plans and programs for the marketing of the Product in the Territory.

      6.5 Funding of Development. Except for any costs incurred by Alliance in connection with Section 6.3(b) above, the following provisions shall apply to Development performed under this Agreement:

      (a) Costs Associated with Development Plans. Each of Alliance and Baxter shall share equally in the costs of the Development contemplated hereunder to the extent such costs (A) are contained in a Development Plan or Development Budget, and/or (B) have been approved, if budget overruns, by the JDC or the Management Board pursuant to Section 7.3(a)(xv).

      (b) Payments. Within thirty (30) days after each calendar quarter, each Party shall pay its share of the amount due to the Company as set forth in the Development Plan and the Development Budget. If reasonably possible, the JDC shall prepare the Development Budget to avoid or minimize as much as possible any budget overruns.

      (c) Budget Overruns. During each year of the term hereof, any overruns or anticipated overruns in the Development Budget which in the aggregate for such year: (i) are less than or equal to ten percent (10%), they shall be shared equally by Alliance and Baxter, (ii) exceed ten percent (10%), they must be approved by the JDC and are subject to further approval by the Management Board, prior to being paid by either Alliance or Baxter; or (iii) exceed ten percent (10%) and are not approved by the JDC or the Management Board, they shall be paid by the Party who is responsible for the overrun.

      6.6 Commercialization Bonus to Alliance. The Company shall pay a
commercialization bonus to Alliance of *   within thirty (30) days following the
first commercial sale of the Product in the Territory (the "Initial Payment Date"). If the Company does not have funds available to make such payment, any short-fall shall be accrued and paid as soon as the Company has sufficient funds. On each subsequent anniversary of the Initial Payment Date during the
term of this Agreement, the Company shall pay *   to Alliance, plus an
additional *   of such amount per year, on a compounded basis, for each year which has elapsed since the Initial Payment Date.

                                    ARTICLE 7
                                   MANAGEMENT

      7.1 Managers; Management Board.

      (a) The management of the Company shall be vested in the committee of Managers (the "Management Board") designated by the Members as provided in this Article.

      (b) The number of Managers on the Management Board shall be four (4) unless otherwise provided herein or agreed to by the Members. Each Member shall be entitled to designate one-half of the number of authorized Managers.

      (c) A Manager shall remain in office until removed by the Member designating such Manager. Members shall designate Managers by delivering to the Company their written statement designating their Manager or Managers and setting forth such Manager's or Managers' business address and telephone number.

      (d) A Manager may be removed at any time, with or without cause, by the written notice of the Member that designated such Manager, delivered to the Company, demanding such removal and designating the Person who shall fill the position of the removed Manager.

      (e) In the event any Manager dies or is unwilling or unable to serve as such or is removed from office by the Member that designated such Manager, the appropriate Member shall promptly designate a successor to such Manager. A Manager chosen to fill a vacancy shall be designated by the Member whose previously designated Manager shall have been removed or shall have resigned.

      (f) The Managers designated by each Member shall collectively have one (1) vote. Except as otherwise provided in this Agreement, the Management Board shall act by unanimous vote.

      (g) Each Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. A person who so performs his duties shall not have any liability by reason of being or having been a Manager of the Company.

      (h) The Management Board shall have the power to delegate authority to such committees of Managers, officers, employees, agents and representatives of the Company as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Management Board to approve such action directly.

      (i) A Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

      7.2 Meetings of the Management Board.

      (a) The Management Board shall hold regular meetings no less frequently than once every Fiscal Year and shall establish meeting times, dates and places and requisite notice requirements and adopt rules or procedures consistent with the terms of this Agreement. Unless otherwise approved by the Management Board, each regular meeting of the Management Board will be held at the Company's principal place of business. At such meetings the Management Board shall transact such business as may properly be brought before the meeting, whether or not notice of such meeting referenced the action taken at such meeting.

      (b) Special meetings of the Management Board may be called by any Manager. Notice of each such meeting shall be given to each Manager on the Management Board by telephone, telecopy, e-mail or other electronic method (in each case, notice shall be given at least seventy-two (72) hours before the time of the meeting) or sent by first-class mail (in which case notice shall be given at least five (5) days before the meeting), unless a longer notice period is established by the Management Board. Each such notice shall state (i) the time, date, place (which shall be at the principal office of the Company unless otherwise agreed to by all Managers) or other means of conducting such meeting and (ii) the purpose of the meeting to be so held. No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by the Managers. Any Manager may waive notice of any meeting in writing before, at, or after such meeting. The attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

      (c) Any action required to be taken at a meeting of the Management Board, or any action that may be taken at a meeting of the Management Board, may be taken at a meeting held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meeting shall constitute presence in person at such meeting.

      (d) Notwithstanding anything to the contrary in this Section 7.2, the Management Board may take without a meeting any action that may be taken by the Management Board under this Agreement if such action is approved by the unanimous written consent of the Managers.

      7.3 Management Board Powers.

      (a) Except as otherwise provided in Sections 7.5 and 7.6 and Article 8 of this Agreement, all powers to control and manage the Business and affairs of the Company shall be exclusively vested in the Management Board, and the Management Board may exercise all powers of the Company and do all such lawful acts as are not by statute, the Certificate or this Agreement directed or required to be exercised or done by the Members and in so doing shall have the right and authority to take all actions which the Management Board deems necessary, useful or appropriate for the management and conduct of the Business, including exercising the following specific rights and powers:

            (i) Conduct its business, carry on its operations and have and exercise the powers granted by the Act in any state, territory, district or possession of the United States, or in any foreign country which may be necessary or convenient to effect any or all of the purposes for which it is organized;

            (ii) Acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

            (iii) Operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

            (iv) Execute any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the management, maintenance, and operation of the Business, or in connection with managing the affairs of the Company, including, executing amendments to this Agreement and the Certificate in accordance with the terms of this Agreement, both as Managers and, if required, as attorney-in-fact for the Members pursuant to any power of attorney granted by the Members to the Managers;

            (v) Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Company, and secure the same by mortgage, pledge, or other lien on any Company assets;

            (vi) Execute, in furtherance of any or all of the purposes of the Company, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Company assets;

            (vii) Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the assets of the Company and in connection therewith execute any extensions or renewals of encumbrances on any or all of such assets;

            (viii) Care for and distribute funds to the Members by way of cash income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Company or this Agreement;

            (ix) Contract on behalf of the Company for the employment and services or employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Company;

            (x) Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Company assets and Manager liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Company, as may be lawfully carried on or performed by a limited liability company under the laws of each state in which the Company is then formed or qualified;

            (xi) Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Company;

            (xii) Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Company, the Members or any Manager in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith;

            (xiii) Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, lend, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in or obligations of domestic or foreign corporations, associations, general or limited Companies, other limited liability companies, or individuals or direct or indirect obligations of the United States or of any government, state, territory, government district or municipality or of any instrumentality of any of them;

            (xiv) Indemnify a Member or Manager or former Member or Manager to the extent authorized by this Agreement, and indemnify a Member, former Member or other Person to the extent authorized by law; and

            (xv) Approve, disapprove, authorize or prohibit any action taken or proposed by the JDC, including, but not limited to, approving a Development Plan, a Development Budget, budget overruns and Subsequent Applications; and

            (xvi) Resolve disputes among the JDC members.

      7.4 Duties and Obligations of the Management Board.

      (a) The Management Board shall cause the Company to conduct its business and operations separate and apart from that of any Member or Manager or any of its Affiliates, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or Manager or any of its Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or Manager and its Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Members, (iii) causing the Company to pay its liabilities from assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

      (b) The Management Board shall take all actions which may be necessary or appropriate (i) for the continuation of the Company's valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company's purposes, including the acquisition, development, maintenance, preservation, and operation of Property in accordance with the provisions of this Agreement and applicable laws and regulations.

      (c) The Management Board shall be under a fiduciary duty to conduct the affairs of the Company in the best interests of the Company and of the Members, including the safekeeping and use of all of the Property and the use thereof for the exclusive benefit of the Company.

      7.5 Duties and Rights of Baxter and Alliance.

      (a) Notwithstanding any other provision in this Agreement, Baxter (or a third Party to whom Baxter has designated authority for approving any or all of the following actions) must approve the following actions prior to being taken by the Company or by Alliance:

            (i) Granting any material or exclusive license, or any sublicense, with respect to technical information, patents or other intellectual property related to the Product within the Territory;

            (ii) Using or disposing of any patents, trademarks, brand names or other proprietary property or rights with respect to the Product within the Territory;

            (iii) Performing testing services and activities on behalf of the Company with respect to the manufacture of the Product for distribution within the Territory;

            (iv) Executing, modifying, administering, interpreting, terminating or otherwise acting on behalf of the Company with respect to any agreement or understanding between the Company and Alliance or one of its Affiliates, including, but not limited to, the agreements specified in Sections 13.1(a) and
(b);

            (v) Except as otherwise contemplated by Section 3.2(c) of the Marketing and Distribution Agreement, granting of any distributorship, sales or marketing license or rights with respect to the Product in the Territory;

            (vi) Except as otherwise contemplated by Section 3.2(c) of the Marketing and Distribution Agreement, implementing a program or strategy for the marketing of the Product in the Territory, including the use of Medical Liaison Representatives (as that term is defined in the Marketing and Distribution Agreement); and

            (vii) Appointing service providers, including accountants and legal counsel, for the Company.

      (b) Notwithstanding any other provision in this Agreement, Alliance (or a third Party to whom Alliance has designated authority for approving any or all of the following actions) must approve the following actions prior to being taken by the Company or by Baxter:

            (i) Granting any material or exclusive license, or any sublicense, with respect to technical information, patents or other intellectual property related to the Product within the Territory;

            (ii) Using or disposing of any patents or other proprietary property or rights with respect to the Product within the Territory; and

            (iii) Executing, modifying, administering, interpreting, terminating or otherwise acting on behalf of the Company with respect to any agreement or understanding between the Company and Baxter or one of its Affiliates, including, but not limited to, the agreements specified in Sections 13.1(c) and
(d).

      (c) Baxter, at its sole election, may cause the Company to exercise the Company's termination rights under Section 10.2 of the License Agreement.

      7.6 Joint Development Committee ("JDC").

      (a) Composition. Initially, the JDC will be composed of four (4) members, two (2) representatives from each of Baxter and Alliance who are directly involved with and responsible for Development activities. Promptly after the Effective Date, the Parties will appoint their respective representatives to the JDC. A Party may change any of its representatives at any time by giving written notice to the other Party.

      (b) Responsibilities. The JDC shall be responsible for overseeing and directing all aspects of the Development. In particular, the JDC shall:

            (i) prepare and submit Development Plans and the Development Budgets to the Management Board for approval;

            (ii) implement the First Indication Plan and Budget and any other Development Plans and ensure that the developing Parties stay within the First Indication Plan and Budget and other Development Budgets;

            (iii) review progress and recommend to the Management Board any necessary interim changes to the First Indication Plan and Budget and any other Development Plan, including the approval or disapproval of budget overruns, and review the results of clinical studies;

            (iv) discuss and resolve ongoing issues;

            (v) periodically report progress to the Management Board;

            (vi) evaluate and make recommendations to the Management Board with respect to the manufacture of the Product, including capacity, ramp up and similar production issues;

            (vii) evaluate recommendations with respect to Subsequent Applications;

            (viii) oversee Product recalls;

            (ix) assure that any adverse drug experiences are reported in connection with the use of the Product, including the incidence or severity thereof, associated with non-clinical toxicity studies, clinical uses, studies, investigations or tests, whether or not determined to be attributable to the Product; and

            (x) subject to any pre-existing agreements to which any Member is a party, review and approve any publication pertaining to data, results or information developed in studies undertaken pursuant to Development under this Agreement.

      (c) Meetings and Voting. The JDC will meet at such times as the chairperson or either of the Project Managers may request, but in no event less frequently than once every three (3) months. If possible, the meetings shall be held in person, or where appropriate, by video or telephone conference. The JDC shall make decisions by unanimous consent. Voting by proxy is permissible. Additional participants may be invited by any member to attend meetings where appropriate (e.g., representatives of regulatory affairs or outside consultants). Such additional participants shall have no vote. Minutes of each meeting of the JDC shall be exchanged for review and comment by the members. Thereafter, once agreed upon, they shall be signed by both Project Managers.

      In between meetings, the Members shall use reasonable efforts to keep each other informed of any significant developments relating to the Product.

      (d) Dispute Resolution. If the JDC is unable to reach unanimous agreement on any matter submitted to a vote of JDC members, then such matter shall be referred to and decided by the Management Board.

      (e) Project Managers. Each of Alliance and Baxter shall designate one senior representative to serve as the primary contact person between the parties (the "Project Manager"). Both Project Managers shall be members of the JDC and shall be responsible for facilitating the exchange of all Development information and data between Baxter and Alliance.

      7.7 Indemnification of the Managers.

      (a) The Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save harmless, and pay all judgments and claims against any Manager relating to any liability or damage incurred by reason of any act performed or omitted to be performed by any Manager in connection with the Business, including reasonable attorneys' fees incurred by the Manager in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred.

      (b) In the event of any action by a Member against any Manager, including a Company derivative suit, the Company shall indemnify, save harmless, and pay all expenses of such Manager, including reasonable attorneys' fees incurred in the defense of such action.

      (c) The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any Manager, if for the benefit of the Company and in accordance with this Agreement said Manager makes any deposit or makes any other similar payment or assumes any obligation in connection with any Property proposed to be acquired by the Company and suffers any financial loss as the result of such action.

      (d) Notwithstanding the provisions of Sections 7.7(a)-(c) above, such Sections shall be enforced only to the maximum extent permitted by law and no Manager shall be indemnified from any liability for the fraud, intentional misconduct, gross negligence or a knowing violation of the law which was material to the cause of action.

      (e) The obligations of the Company set forth in this Section 7.7 are expressly intended to create third party beneficiary rights of each of the Managers and any Member is authorized, on behalf of the Company, to give written confirmation to any Manager of the existence and extent of the Company's obligations to such Manager hereunder.

      (f) The Company shall have the power to purchase and maintain insurance on behalf of any Manager who is or was an agent of the Company against any liability asserted against such Manager and incurred by such Manager in any such capacity, or arising out of such Manager's status as an agent of the Company.

                                    ARTICLE 8
                                 ROLE OF MEMBERS

      8.1 Rights or Powers. The Members shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Members have all the rights and powers specifically set forth in this Agreement and, to the extent not inconsistent with this Agreement, in the Act.

      8.2 Voting Rights. No Member has any voting right except with respect to those matters specifically reserved for a Member which are set forth in this Agreement and as required in the Act. Subject to the provisions of Section 7.5, any action by the Members shall require unanimous approval.

      8.3 Meetings of the Members.

      (a) Meetings of the Members may be called upon the written request of any Member. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of any such meeting shall be given to all Members not less than seven (7) business days nor more than thirty (30) days prior to the date of such meeting. Members may vote in person, by proxy or by telephone at such meeting and may waive advance notice of such meeting. Whenever the vote or consent of Members is permitted or required under the Agreement, such vote or consent may be given at a meeting of the Members or may be given in accordance with the procedure prescribed in this Section 8.3. Except as otherwise expressly provided in the Agreement, the unanimous vote of the Members shall be required to constitute the act of the Members.

      (b) For the purpose of determining the Members entitled to vote on, or to vote at, any meeting of the Members or any adjournment thereof, the Management Board or the Member requesting such meeting may fix, in advance, a date as the record date for any such determination. Such date shall not be more than thirty
(30) days nor less than ten (10) Business Days before any such meeting.

      (c) Each Member may authorize any Person or Persons to act for it by proxy on all matters in which a Member is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Member or its attorney-in-fact. No proxy shall be valid after the expiration of eleven (11) months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Member executing it.

      (d) Each meeting of Members shall be conducted by a Person designated by the Management Board.

      (e) Notwithstanding this Section 8.3, the Company may take any action contemplated under this Agreement as approved by the consent of the Members, such consent to be provided in writing, or by telephone or facsimile, if such telephone conversation or facsimile is followed by a written summary of the telephone conversation or facsimile communication sent by registered or certified mail, postage and charges prepaid, addressed as described in Section
20.5 hereof, or to such other address as such Person may from time to time specify by notice to the Members and Managers.

      8.4 Withdrawal/Resignation. Except as otherwise provided in Sections 5 and 15 hereof, no Member shall demand or receive a return on or of its Capital Contributions or withdraw from the Company without the consent of all Members. Except as otherwise provided in the Act or this Agreement, upon resignation, any resigning member is entitled to receive only the distribution to which he is entitled under this Agreement, which shall be equal to the fair market value of his Units in the Company as of the date of resignation. Under circumstances requiring a return of any Capital Contributions, no Member has the right to receive Property other than cash except as may be specifically provided herein.

      8.5 Member Compensation. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement.

      8.6 Members Liability. No Member shall be liable under a judgment, decree or order of a court, or in any other manner for the Debts or any other obligations or liabilities of the Company. A Member shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its Capital Contributions have been made, to make any additional contributions, assessments or payments to the Company. The Manager shall not have any personal liability for the repayment of any Capital Contributions of any Member.

      8.7 Partition. While the Company remains in effect or is continued, each Member agrees and waives its rights to have any Property partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any Company Property partitioned, and each Member, on behalf of itself, its successors and its assigns hereby waives any such right.

      8.8 Confidentiality. During the term hereof and for a period of five (5) years following termination of this Agreement, except as contemplated hereby or required by law or a court of competent authority, each Member shall keep confidential and shall not disclose to others and shall use its reasonable efforts to prevent its Affiliates and any of its, or its Affiliates', present or former employees, agents, and representatives or third party investors explicitly authorized to receive confidential information (as defined herein) from disclosing to others without the prior written consent of all Members any information which (i) pertains to this Agreement, any other agreement contemplated hereby any negotiations pertaining thereto, any of the transactions contemplated hereby, or the Business of the Company, or (ii) pertains to confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary. No Member shall use, and each Member shall use reasonable efforts to prevent any Affiliate of such Member from using, any information which (i) pertains to this Agreement, any negotiations pertaining hereto, any of the transactions contemplated hereby, or the Business of the Company, or (ii) pertains to the confidential or proprietary information of any Member or the Company or which any Member has labeled in writing as confidential or proprietary, except in connection with the transactions contemplated hereby. The term "confidential information" is used in this Section 8.8 to describe information which is confidential, non-public or proprietary in nature, was provided to such Member or its representatives by the Company, any other Member, or such Person's agents, representatives and employees, and relates either directly, or indirectly to the Company or the Business. Information which (i) is available, or becomes available, to the public through no fault or action by such Member, its agents, representatives or employees, (ii) becomes available on non-confidential basis from any source other than the Company, any other Member, or such Person's agents, representatives or employees and such source is not prohibited from disclosing such information, or (iii) was in the receiving party's possession prior to disclosure or is independently developed by the receiving party, as evidenced by written documentation, shall not be deemed confidential information.

      8.9 Transactions Between a Member and the Company. Except as otherwise provided by applicable law, any Member may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact other business with the Company and has the same rights and obligations when transacting business with the Company as a person or entity who is not a Member. A Member, any Affiliate thereof or an employee, stockholder, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member.

      8.10 Other Instruments. Each Member hereby agrees to execute and deliver to the Company within five (5) days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Management Board deems necessary, useful or appropriate to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement.

                                    ARTICLE 9
                         REPRESENTATIONS AND WARRANTIES

      9.1 In General. As of the date hereof, each Member hereby makes each of the representations and warranties applicable to such Member as set forth in
Section 9.2 hereof, and such warranties and representations shall survive the execution of this Agreement.

      9.2 Representations and Warranties. Each Member hereby represents and warrants that:

      (a) Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation and has the corporate, partnership, or company power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership or company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate, partnership, or company action. This Agreement constitutes the legal, valid, and binding obligation of such Member.

      (b) No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Agreement nor the consummation by such Member of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any of the terms, conditions, or provisions of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member or any of its Affiliates, (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement of such Member or any of its Affiliates or of any material agreement or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights, or require any consent, authorization, or approval under any indenture, mortgage, lease agreement, or instrument to which such Member or any of its Affiliates is a party or by which such Member or any of its Affiliates is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Member or any of its Affiliates.

      (c) Governmental Authorizations. Any registration, declaration, or filing with, or consent, approval, license, permit, or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or the consummation by such Member of the transaction contemplated hereby has been completed, made, or obtained on or before the Effective Date.

      (d) Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member or any of its Affiliates, threatened against or affecting such Member or any of its Affiliates or any of their properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; and such Member or any of its Affiliates has not received any currently effective notice of any default, and such Member or any of its Affiliates is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair such Member's ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.

      (e) Investment Company Act; Public Utility Holding Company Act. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940. Neither such Member nor any of its Affiliates is, nor will the Company as a result of such Member holding an interest therein be, a "holding company," "an affiliate of a holding company," or a "subsidiary of a holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

      (f) Investigation. Such Member is acquiring its Units based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis, and expertise. Such Member's acquisition of its Units is being made for its own account for investment, and not with a view to the sale or distribution thereof. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Units.

                                   ARTICLE 10
                          ACCOUNTING, BOOKS AND RECORDS

      10.1 Accounting, Books and Records.

      (a) The Company shall keep on site at its principal place of business each of the following:

            (i) Separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of the Business in accordance with this Agreement.

            (ii) A current list of the full name and last known business, residence, or mailing address of each Member and Manager, both past and present;

            (iii) A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

            (iv) Copies of the Company's federal, state, and local income tax returns and reports, if any, for the four most recent years;

            (v) Copies of this Agreement;

            (vi) Copies of any writings permitted or required under Section 18-502 of the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member's Capital Contribution;

            (vii) Unless contained in this Agreement, a statement prepared by the Management Board of the Company which describes:

                  (A) The amount of cash and a description and statement of the agreed value of the other property or services contributed by each Member and which each Member has agreed to contribute in the future;

                  (B) The times at which or events on the happening of which any Additional Capital Contributions agreed to be made by each Member are to be made;

                  (C) If agreed upon, the time at which or the events on the happening of which a Member may terminate its Units in the Company and the amount of, or the method of determining, the distribution to which it may be entitled respecting its Units and the terms and conditions of the termination and distribution;

                  (D) Any right of a Member to receive distributions, which include a return of all or any part of a Member's contribution; and

            (viii) Any written consents obtained from Members pursuant to
Section 18-302 of the Act regarding action taken by Members without a meeting;
and

            (ix) Separate books and records for each of the agreements to which the Company is a party, including, but not limited to, the agreements identified in Article 13 hereof, relating to items such as Product testing, component or quality inspections, compliance with specifications, process validation, NDA-type reports, costs, fees, royalties and any other payments made or expenses incurred in connection with such agreements. Such books and records, or copies thereof, will be provided to the Company by Alliance, Baxter or a third Party, as the case may be.

      (b) The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly. Any Member or its designated representative has the right to have reasonable access to and inspect and copy the contents of such books or records and shall also have reasonable access during normal business hours to such additional financial information, documents, books and records. The rights granted to a Member pursuant to this Section 10.1 are expressly subject to compliance by such Member with the safety, security and confidentiality procedures and guidelines of the Company, as such procedures and guidelines may be established from time to time. The Member who is not a party to the agreement for which books and records are being maintained by the Company under Section
10.1 hereof has the right to control, supervise and/or bring an action to enforce an audit performed on such agreement.

      (c) Either Member may cause the Company to exercise any of the Company's audit rights under any agreement between the Company and the other Member.

      10.2 Reports.

      (a) In General. Baxter or its designee shall be responsible for causing the preparation of financial reports of the Company and the coordination of financial matters of the Company with the Company's accountants.

      (b) Periodic and Other Reports. Baxter or its designee shall cause to be delivered to each Member the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than with respect to Member's Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied (and, if required by any Member or its Affiliates for purposes of reporting under the Securities Exchange Act of 1934, Regulation S-X), and such other reports as any Member may reasonably request from time to time; provided that, if the Management Board so determines within thirty (30) days thereof, such other reports shall be provided at such requesting Member's sole cost and expense. The monthly and quarterly financial statements referred to in clause (ii) below may be subject to normal year-end audit adjustments.

            (i) As soon as practicable following the end of each Fiscal Year (and in any event not later than ninety (90) days after the end of such Fiscal
Year) and at such time as distributions are made to the Members pursuant to
Article 15 hereof following the occurrence of a Dissolution Event, a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members' Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited by Baxter or its designated accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).

            (ii) As soon as practicable following the end of each of the first three Fiscal Quarters of each Fiscal Year (and in any event not later than forty-five (45) days after the end of each such Fiscal Quarter), a balance sheet of the Company as of the end of such Fiscal Quarter and the related statements of operations and cash flows for such Fiscal Quarter and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year's Fiscal Quarter and the interim period corresponding to the Fiscal Quarter and the interim period just completed.

      The quarterly or monthly statements described in clause (ii) above shall be accompanied by a written certification of Baxter or its designee that such statements have been prepared in accordance with GAAP and Regulation S-X, if applicable, consistently applied or this Agreement, as the case may be.

      10.3 Tax Matters.

      (a) Tax Elections. Baxter or its designee shall, subject to the reasonable approval of Alliance (which will not be unreasonably withheld), make any and all elections for federal, state, local, and foreign tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of Property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state, local or foreign law, in connection with Transfers of Units and Company distributions; (ii) with the consent of all of the Members, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company's federal, state, local or foreign tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Members with respect to such tax matters or otherwise affect the rights of the Company and the Members. Baxter or its designee is specifically authorized to act as the "Tax Matters Member" under the Code and in any similar capacity under state or local law.

      (b) Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than five (5) months after the end of each Fiscal Year.

                                   ARTICLE 11
                                   AMENDMENTS

      11.1 Amendments.

      (a) Amendments to this Agreement may be proposed by any Manager or any Member. Following such proposal, the Management Board shall submit to the Members a verbatim statement of any proposed amendment, provided that counsel for the Company shall have approved of the same in writing as to form, and the Management Board shall include in any such submission a recommendation as to the proposed amendment. The Management Board shall seek the written vote of the Members on the proposed amendment or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto only if it receives the affirmative vote of a majority of the Members.

      (b) Notwithstanding Section 11.1(a) hereof, this Agreement shall not be amended to (i) modify the limited liability of a Member, or (ii) alter the interest of a Member in Profits, Losses, other items, or any Company distributions, without the consent of each Member adversely affected by such amendment.

                                   ARTICLE 12
                                    TRANSFERS

      12.1 Restrictions on Transfers. Except as otherwise permitted by this Agreement, no Member shall Transfer all or any portion of its Units. In the event that any Member pledges or otherwise encumbers all or any part of its Units as security for the payment of a Debt, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all of the terms and conditions of this
Article 12.

      12.2 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 12.3 hereof, a Member may at any time Transfer all or any portion of its Units to (a) any other Member or Affiliate of another Member, (b) any Affiliate of the transferor, (c) the transferor's administrator or trustee to whom such Units are transferred involuntarily by operation of law, or (d) any Purchaser in accordance with Section 12.4 hereof (any such Transfer being referred to in this Agreement as a "Permitted Transfer").

      12.3 Conditions to Permitted Transfers. A Transfer shall not be treated as a Permitted Transfer under Section 12.2 hereof unless and until the following conditions are satisfied:

      (a) Except in the case of a Transfer involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Company (i) such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the Company shall be reimbursed by the transferor and/or transferee for all costs and expenses that it reasonably incurs in connection with such Transfer.

      (b) The transferor and transferee shall furnish the Company with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Company shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until it has received such information.

      (c) Except in the case of a Transfer of Units involuntarily by operation of law, either (a) such Units shall be registered under the Securities Act, and any applicable state securities laws, or (b) the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Management Board, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.

      (d) Except in the case of a Transfer of Units involuntarily by operation of law, the transferor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the Management Board, to the effect that such Transfer will not cause the Company to be deemed to be an "investment company" under the Investment Company Act of 1940.

      (e) Unless otherwise approved by the Management Board, no Transfer of Units shall be made except upon terms which would not, in the opinion of counsel chosen by and mutually acceptable to the Management Board and the transferor Member, result in the termination of the Company within the meaning of Section 708 of the Code or cause the application of the rules of Sections 168(g)(1)(B) and 168(h) of the Code or similar rules to apply to the Company. If the immediate Transfer of such Units would, in the opinion of such counsel, cause a termination within the meaning of Section 708 of the Code, then if, in the opinion of such counsel, the following action would not precipitate such termination, the transferor Member shall be entitled (or required, as the case may be) (i) immediately to Transfer only that portion of its Units as may, in the opinion of such counsel, be transferred without causing such a termination and (ii) to enter into an agreement to Transfer the remainder of its Units, in one or more Transfers, at the earliest date or dates on which such Transfer or Transfers may be effected without causing such termination. The purchase price for the Units shall be allocated between the immediate Transfer and the deferred Transfer or Transfers pro rata on the basis of the percentage of the aggregate Units being transferred, each portion to be payable when the respective Transfer is consummated, unless otherwise agreed by the parties to the Transfer. In the case of a Transfer by one Member to another Member, the deferred purchase price shall be deposited in an interest-bearing escrow account unless another method of securing the payment thereof is agreed upon by the transferor Member and the transferee Member(s). In determining whether a particular proposed Transfer will result in a termination of the Company, counsel to the Company shall take into account the existence of prior written commitments to Transfer made pursuant to this Agreement and such commitments shall always be given precedence over subsequent proposed Transfers.

      (f) No notice or request initiating the procedures contemplated by Section
12.4 may be given by any Member, while any notice, purchase or Transfer is pending under Section 12.4 or after a Dissolution Event has occurred. No Member may sell any portion of its Units pursuant to Section 12.4 during any period that, as provided above, it may not give the notice initiating the procedures contemplated by such Section or thereafter until it has given such notice and otherwise complied with the provisions of such Section.

      12.4 Right of First Refusal. In addition to the other limitations and restrictions set forth in this Article 12, except as permitted by Section 12.2 hereof, no Member shall Transfer all or any portion of its Units (the "Offered Units") unless such Member (the "Seller") first offers to sell the Offered Units to the other Member(s) pursuant to the terms of this Section 12.4.

      (a) Limitation on Transfers. No Transfer may be made under this Section
12.4 unless the Seller has received a bona fide written offer (the "Purchase Offer") from a Person (the "Purchaser") to purchase the Offered Units for a purchase price (the "Offer Price") denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer shall be in writing signed by the Purchaser and shall be irrevocable for a period ending no sooner than the Business Day following the end of the Offer Period (as hereinafter defined).

      (b) Offer Notice. Prior to making any Transfer that is subject to the terms of this Section 12.4, the Seller shall give to the Company and each other Member written notice (the "Offer Notice") which shall include a copy of the Purchase Offer and an offer (the "Firm Offer") to sell the Offered Units to the other Members (the "Offerees") for the Offer Price, payable according to the same terms as (or more favorable terms than) those contained in the Purchase Offer, provided that the Firm Offer shall be made without regard to the requirement of any earnest money or similar deposit required of the Purchaser prior to closing, and without regard to any security (other than the Offered Units) to be provided by the Purchaser for any deferred portion of the Offer Price.

      (c) Offer Period. The Firm Offer shall be irrevocable for a period (the "Offer Period") ending at 11:59 P.M., local time at the Company's principal place of business, on the ninetieth day following the day of the Offer Notice.

      (d) Acceptance of First Offer. At any time during the Offer Period, any Offeree may accept the Firm Offer as to all or any portion of the Offered Units, by giving written notice of such acceptance to the Seller and each other Offeree, which notice shall indicate the maximum number of Units that such Offeree is willing to purchase. In the event that Offerees ("Accepting Offerees"), in the aggregate, accept the Firm Offer with respect to all of the Offered Units, the Firm Offer shall be deemed to be accepted and each Accepting Offeree shall be deemed to have accepted the Firm Offer as to that portion of the Offered Units that corresponds to the ratio of the number of Units that such Accepting Offeree indicated a willingness to purchase to the aggregate number of Units all Accepting Offerees indicated a willingness to purchase. If Offerees do not accept the Firm Offer as to all of the Offered Units during the Offer Period, the Firm Offer shall be deemed to be rejected in its entirety.

      (e) Closing of Purchase Pursuant to Firm Offer. In the event that the Firm Offer is accepted, the closing of the sale of the Offered Units shall take place within thirty (30) days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Seller and all Accepting Offerees shall execute such documents and instruments as may be necessary or appropriate to effect the sale of the Offered Units pursuant to the terms of the Firm Offer and this
Section 12.

      (f) Sale Pursuant to Purchase Offer If Firm Offer Rejected. If the Firm Offer is not accepted in the manner hereinabove provided, the Seller may sell the Offered Units to the Purchaser at any time within sixty (60) days after the last day of the Offer Period, provided that such sale shall be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and provided further that such sale complies with other terms, conditions, and restrictions of this Agreement that are not expressly made inapplicable to sales occurring under this Section 12.4. In the event that the Offered Units are not sold in accordance with the terms of the preceding sentence, the Offered Units shall again become subject to all of the conditions and restrictions of this
Section 12.4.

      12.5 Prohibited Transfers. Any purported Transfer of Units that is not a Permitted Transfer shall be null and void and of no force or effect whatever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer (or if the Management Board, in its sole discretion, elects to recognize a Transfer that is not a Permitted Transfer), the Units Transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations, or liabilities for damages that the transferor or transferee of such interest may have to the Company.

      In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, lawyers' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

      12.6 Rights of Unadmitted Assignees. A Person who acquires Units but who is not admitted as a substituted Member pursuant to Section 12.7 hereof shall be entitled only to allocations and distributions with respect to such Units in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect the books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

      12.7 Admission of Substituted Members. Subject to the other provisions of this Article 12, a transferee of Units may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this
Section 12.7:

      (a) A majority of the Members consent to such admission, which consent may be given or withheld in the sole and absolute discretion of the Members;

      (b) The Units with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer;

      (c) The transferee of Units (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Management Board (and, in the case of clause (iii) below, the transferor Member), (i) make representations and warranties to each nontransferring Member equivalent to those set forth in Article 9, (ii) accept and adopt the terms and provisions of this Agreement, including this Article 12, and (iii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Units. The transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, (y) in the case of a Transfer to any Person other than a Member or any of its Affiliates, those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the date of Transfer, and (z) in the case of a Transfer to any of its Affiliates, any Capital Contribution or other financing obligation of the transferor Member under this Agreement;

      (d) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Units; and

      (e) Except in the case of a Transfer involuntarily by operation of law, if required by the Management Board, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Management Board reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority.

      12.8 Representations Regarding Transfers; Legend.

      (a) Each Member hereby covenants and agrees with the Company for the benefit of the Company and all Members, that (i) it is not currently making a market in Units and will not in the future make a market in Units, (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as "matching services" as being a secondary market or substantial equivalent thereof, it will not Transfer any Units through a matching service that is not approved in advance by the Company. Each Member further agrees that it will not Transfer any Units to any Person unless such Person agrees to be bound by this Section 12.8(a) and to Transfer such Units only to Persons who agree to be similarly bound.

      (b) Each Member hereby represents and warrants to the Company and the Members that such Member's acquisition of Units hereunder is made as principal for such Member's own account and not for resale or distribution of such Units. Each Member further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of Units:

            "The Units represented by this document have not been registered under any securities laws and the transferability of such Units is restricted. Such Units may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having acquired any such Units by the issuer for any purposes, unless (1) a registration statement under the Securities Act of 1933, as amended, with respect to such Units shall then be in effect and such transfer has been qualified under all applicable state securities laws, or (2) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Company."

            "The Units represented by this document are subject to further restriction as to their sale, transfer, hypothecation, or assignment as set forth in the Operating Agreement and agreed to by each Member. Said restriction provides, among other things, that no Units may be transferred without first offering such Units to the other Members, and that no vendee, transferee, assignee, or endorsee of a Member shall have the right to become a substituted Member without the consent of a majority of the Members which consent may be given or withheld in the sole and absolute discretion of the Members."

      12.9 Distributions and Allocations in Respect of Transferred Units. If any Units are Transferred during any Allocation Year in compliance with the provisions of this Article 12, Profits, Losses, each item thereof, and all other items attributable to the Transferred Units for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Management Board. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Company shall recognize such Transfer not later than the end of the calendar month during which it is given notice of such Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company shall recognize such Transfer as of the date of such Transfer, and provided further that if the Company does not receive a notice stating the date such Units were transferred and such other information as the Management Board may reasonably require within thirty (30) days after the end of the Allocation Year during which the Transfer occurs, then all such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Company, was the owner of the Units on the last day of such Allocation Year. Neither the Company nor any Member shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 12.9, whether or not any Manager or the Company has knowledge of any Transfer of ownership of any Units.

                                   ARTICLE 13
                            CONDITIONS TO OBLIGATIONS

      13.1 Conditions to Obligations of the Parties. The respective obligations of the parties hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Date of all of the following conditions:

      (a) License Agreement. Alliance and the Company shall have executed the License Agreement.

      (b) Alliance Manufacturing and Supplier Agreement. Alliance and the Company shall have executed the Alliance Manufacturing and Supplier Agreement.

      (c) Baxter Manufacturing and Supplier Agreement. Baxter and the Company shall have executed the Baxter Manufacturing and Supplier Agreement.

      (d) Marketing and Distribution Agreement. Baxter and the Company shall have executed the Marketing and Distribution Agreement.

                                   ARTICLE 14
                                   TERMINATION

      14.1 Insolvency. Upon the Insolvency (as this term is defined in Article I of this Agreement) of any Member, the Company shall be dissolved in accordance with Article 15 hereof.

      14.2 Change in Control. Upon the Change in Control (as this term is defined in Article I of this Agreement) of any Member, the Members who have not suffered a Change in Control shall have the option to terminate this Agreement within thirty (30) days after receiving notice of the Change in Control of a Member. If the option granted in this Section 14.2 is exercised, the Members shall have the rights afforded under Article 15 hereof.

      14.3 Termination of Royalty Obligation. Upon termination of the Company's obligation to pay royalties to Alliance under the License Agreement, the Company shall be dissolved in accordance with Article 15 hereof.

                                   ARTICLE 15
                           DISSOLUTION AND WINDING UP

      15.1 Dissolution Events.

      (a) Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a "Dissolution Event"):

            (i) The unanimous vote of the Members to dissolve, wind up, and liquidate the Company;

            (ii) Any one of the events described in Article 14 above; or

            (iii) A judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the Business.

      The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

      (b) Reconstitution. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Dissolution Event, then within an additional ninety (90) days after such determination (the "Reconstitution Period"), all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement. Unless such an election is made within the Reconstitution Period, the Company shall liquidate and wind up its affairs in accordance with Section 15.2 hereof. If such an election is made within the Reconstitution Period, then:

            (i) The reconstituted limited liability company shall continue until the occurrence of a Dissolution Event as provided in this Section 15.1(a);

            (ii) Unless otherwise agreed to by a majority of the Members, the Certificate and this Agreement shall automatically constitute the Certificate and Agreement of such new Company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed and transferred to the new Company. No bond, collateral, assumption or release of any Member's or the Company's liabilities shall be required; provided that the right of the Members to select successor managers and to reconstitute and continue the Business shall not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

      15.2 Winding Up. Upon the occurrence of (i) a Dissolution Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event (unless the Company is reconstituted pursuant to Section 15.1(b) hereof), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company's business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Property has been distributed pursuant to this Section 15.2 and the Certificate has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within ninety (90) days of the occurrence of the Dissolution Event and within ninety (90) days after the last day on which the Company may be reconstituted pursuant to Section 15.1(b) hereof.

      (a) The Liquidator shall take full account of the Company's liabilities and Property and shall cause the Property to be applied and distributed, to the maximum extent permitted by law, in the following order:

            (i) First, Alliance and Baxter shall have the first right to purchase the Property of the Company, the value of which will be determined by the Liquidator; provided, however, that if the Dissolution Event is the Insolvency of a Member, only the non-Insolvent Member shall have such right. Either Baxter or Alliance may exercise such right by providing written notice of its intention to do so to the non-electing Party within ten (10) days of the Dissolution Event. If both Alliance and Baxter elect to exercise such first purchase right, Alliance and Baxter will attempt to resolve the matter using the dispute resolution procedures set forth in Article 19. If, after the expiration of the ten (10) day period set forth in this Section, only one Party has provided notice, the non-electing Party agrees that the Company shall assign to the exercising Party all of the Company's rights, including, but not limited to, NDAs, Regulatory Approvals, know-how and patents pertaining to the Product and Subsequent Applications, owned, licensed or maintained by or under the control of the Company at the time of the Dissolution Event. If Alliance is the non-exercising party, Alliance additionally agrees that it will consent, under
Section 11.8 of the License Agreement, to the assignment by the Company to Baxter of all of the Company's rights under the License Agreement.

            (ii) Second, if neither Alliance nor Baxter elects to exercise the right of first purchase set forth in Section 15.2(a)(i) above, then the Property of the Company shall be sold by the Liquidator to a third party.

      (b) The proceeds from any sale made pursuant to Sections 15.2(a)(i) or
(ii), to the extent sufficient therefor, shall be applied and distributed, to the maximum extent permitted by law, according to the following provisions:

            (i) One, to creditors (including Members and Managers who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company's Debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to members under Section 18-601 or 18-604 of the Act;

            (ii) Two, except as provided in this Agreement, to members and former Members of the Company in satisfaction of liabilities for distribution under Sections 18-601 or 18-604 of the Act; and

            (iii) Three, the balance, if any, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods.

      15.3 Compliance With Certain Requirements of Regulations; Deficit Capital Accounts. In the event the Company is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions shall be made pursuant to this Article 15 to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this
Article 15 may be:

      (a) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 15.2 hereof; or

      (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts shall be distributed to the Members as soon as practicable.

      15.4 Deemed Distribution and Recontribution. Notwithstanding any other provision of this Article 15, in the event the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property shall not be liquidated, the Company's Debts and other liabilities shall not be paid or discharged, and the Company's affairs shall not be wound up. Instead, solely for federal income tax purposes, the Company shall be deemed to have contributed all of its Property and liabilities to a new limited liability company in exchange for an interest in such new company and, immediately thereafter, the Company will be deemed to liquidate by distributing such interest in the new company to the Members.

      15.5 Rights of Members in the Event of Dissolution/Termination.

      (a) Except as otherwise provided in this Agreement, each Member shall look solely to the Property of the Company for the return of its Capital Contribution and has no right or power to demand or receive Property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company or any other Member or Manager.

      (b) No Member or Manager shall receive additional compensation for any services performed pursuant to this Article 15.

      15.6 Notice of Dissolution/Termination.

      (a) In the event a Dissolution Event occurs or an event occurs that would, but for provisions of Section 15.1, result in a dissolution of the Company, the Management Board shall, within thirty (30) days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Management Board) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Management Board).

      (b) Upon completion of the distribution of the Company's Property as provided in this Article 15, the Company shall be terminated, and the Liquidator shall cause the filing of the

Certificate of Cancellation pursuant to Section 18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.

      15.7 Allocations During Period of Liquidation. During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed or liquidated pursuant to Section 15.2 hereof (the "Liquidation Period"), the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in
Article 4 hereof.

      15.8 Character of Liquidating Distributions. All payments made in liquidation of the interest of a Member in the Company shall be made in exchange for the interest of such Member in Property pursuant to Section 736(b)(1) of the Code, including the interest of such Member in Company goodwill.

      15.9 The Liquidator.

      (a) Definition. The "Liquidator" shall mean a Person appointed by the Management Board to oversee the liquidation of the Company.

      (b) Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article 15 and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

      (c) Indemnification. The Company shall indemnify, save harmless, and pay all judgments and claims against such Liquidator or any officers, directors, agents or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any officers, directors, agents or employees of the Liquidator in connection with the liquidation of the Company, including reasonable attorneys' fees incurred by the Liquidator, officer, director, agent or employee in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent such liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of the laws by the Liquidator which was material to the cause of action.

                                   ARTICLE 16
                                POWER OF ATTORNEY

      16.1 Managers as Attorneys-In-Fact. Each Member hereby makes, constitutes, and appoints each Manager, severally, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record (i) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) which the Management Board may deem necessary to be filed by the Company under the laws of the State of Delaware or any other jurisdiction in which the Company is doing or intends to do business; (ii) any and all amendments, restatements or changes to this Agreement and the instruments described in clause (i), as now or hereafter amended, which the Management Board may deem necessary to effect a change or modification of the Company in accordance with the terms of this Agreement, including, without limitation, amendments, restatements or changes to reflect
(A) any amendments adopted by the Members in accordance with the terms of this Agreement, (B) the admission of any substituted Member and (C) the disposition by any Member of its interest in the Company; (iii) all certificates of cancellation and other instruments which the Management Board deems necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement and (iv) any other instrument which is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary by the Management Board to carry out fully the provisions of this Agreement in accordance with its terms. Each Member authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratify and confirm all that any such attorney-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof.

      16.2 Nature of Special Power. The power of attorney granted to each Manager pursuant to this Article 16:

      (a) Is a special power of attorney coupled with an interest and is irrevocable;

      (b) May be exercised by any such attorney-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

      (c) Shall survive and not be affected by the subsequent bankruptcy, insolvency, dissolution, or cessation of existence of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of its interest in the Company (except that where the assignment is of such Member's entire interest in the Company and the assignee, with the consent of the other Members, is admitted as a substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to such Member's, or assignee's successors and assigns.

                                   ARTICLE 17
                                 INDEMNIFICATION

      17.1 In Favor of Baxter. Alliance agrees to indemnify, defend and hold Baxter harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable costs and attorneys' fees) arising from any claim, lawsuit or other action made or brought against Baxter as a result of (a) any negligent or willful act or omission of Alliance, or (b) the breach of any provision, term, warranty or representation made by Alliance herein, or (c) any claim against Alliance made in connection with its actions under any research and development, license, manufacturing, supply or other agreement between Alliance and the Company, including, but not limited to, those agreements specified in Sections 13(a) and (b) above.

      17.2 In Favor of Alliance. Baxter agrees to indemnify, defend and hold Alliance harmless from and against any and all damages, losses, liabilities, costs and expenses (including reasonable costs and attorneys' fees) arising from any claim, lawsuit or other action made or brought against Alliance as a result of (a) any negligent or willful act or omission of Baxter, or (b) the breach of any provision, term, warranty or representation made by Baxter herein, or (c) any claim against Baxter made in connection with its actions under any services, distribution, manufacturing or other agreement between Baxter and the Company, including, but not limited to, those agreements specified in Sections 13.1(c) and (d) above.

      17.3 Limitation. Notwithstanding anything to the contrary set forth above or elsewhere herein, in no event shall either party be (a) required to indemnify the other party for such other party's negligence or intentional misconduct, or
(b) responsible for the lost profits, consequential or indirect damages of the other party.

      17.4 Notice. Should any claim arise which could reasonably lead to a claim or demand for indemnification, the party seeking indemnification ("Indemnified Party") shall promptly notify the other party ("Indemnifying Party") of the claim and the facts constituting the basis for such claim. The Indemnified Party shall not settle or compromise any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

      17.5 Defense. The Indemnifying Party may, upon written notice to the Indemnified Party, assume the defense of any claim at its sole cost and expense. The Indemnified Party shall provide reasonable assistance in the defense of such claim in the event the Indemnifying Party assumes the defense as set forth above.

      17.6 Insurance. Alliance, Baxter and the Company shall each obtain liability insurance, or shall self insure to the extent reasonable given the financial position of such party, with respect to its activities contemplated by this Agreement in such amounts as are customary for companies engaged in similar activities. Alliance, Baxter and the Company shall each maintain such insurance for so long as each continues to conduct such activities, and thereafter for so long as each customarily maintains insurance for itself covering similar activities.

                                   ARTICLE 18
                      CERTAIN UNDERSTANDINGS AND AGREEMENTS

      18.1 Other Business Activities. Each of the Members understands that the other Member or its Affiliates are interested, directly or indirectly, in various other businesses and undertakings not included in the Company. Each Member also understands that the conduct of the business of the Company may involve business dealings with such other businesses or undertakings. The Members hereby agree that the creation of the Company and the assumption by each of the Members of their duties hereunder shall be without prejudice to their rights (or the rights of their Affiliates) to have such other interests and activities and to receive and enjoy profits or compensation therefrom, and each Member waives any rights it might otherwise have to share or participate in such other interests or activities of the other Member or their Affiliates, except to the extent as may be provided by this Agreement. The Members and their Affiliates may engage in or possess any interest in any other business venture of any nature or description independently or with others, and neither the Company nor the other Member shall have any right by virtue of this Agreement in and to such venture or the income or profits derived therefrom, except to the extent as may be provided by this Agreement. Each Member shall give notice to the other Member of its interest, or the interest of any of its Affiliates, in any other business or undertaking which proposes to enter into any business transactions with the Company. No Member may use the name, corporate logo, or symbol of the other Member without such Member's prior written consent.

                                   ARTICLE 19
                               DISPUTE RESOLUTION

      19.1 Negotiation Between Executives. The Members will attempt in good faith to resolve any claim or controversy arising out of or relating to the execution, interpretation and performance of this Agreement and any other agreement between the Company and any Member contemplated hereby (including the validity, scope and enforceability of this dispute resolution provision) promptly by submitting such dispute to the Management Board. Should the Management Board be unable to resolve the dispute, there shall be negotiations between executives of each Member involved in such dispute who have authority to settle the controversy and who are at a higher level of management than the persons with the Management Board. Any Member may give the other party written notice of any dispute not resolved through the Management Board. Within thirty
(30) days after delivery of the notice, the receiving Member shall submit to the noticing Member a written response. The notice and the response shall include
(a) a statement of each Member's position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that Member and of any other person who will accompany the executive. Within thirty (30) days after delivery of the notifying Member's notice, the executives of the involved Members shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one Member to the other will be honored. All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

      19.2 Mediation. Failing successful negotiation of a resolution to the dispute, the Members shall consider mediation, which shall be conducted pursuant to the then current CPR Mediation Procedure unless otherwise agreed by the parties.

      19.3 Arbitration. Any dispute arising out of or relating to this Agreement or its breach, termination or validity which has not been resolved within ninety
(90) days of the date of delivery of the notice specified in Section 19.1 above shall be settled by binding arbitration in accordance with the CPR Non-Administered Arbitration Rules in effect on the date of this agreement, by three independent and impartial arbitrators, none of whom shall be appointed by either Member. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Northern Illinois. The Arbitrator(s) are not empowered to award damages in excess of compensatory damages and each Member hereby irrevocably waives any right to recover such damages.

                                   ARTICLE 20
                                  MISCELLANEOUS

      20.1 Attorneys' Fees. In the event that any dispute among the Members should result in litigation or arbitration, the prevailing party in such dispute shall be entitled to recover from the other party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys' fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorneys' fees and costs incurred in enforcing such judgment and an award of prejudgment interest from the date of the breach at the maximum rate of interest allowed by law.

      20.2 Time is of the Essence. All dates and times in this Agreement are of the essence.

      20.3 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

      20.4 Expenses. Except as otherwise agreed to in writing, each party hereto shall bear its own expenses incurred for the furtherance of this Agreement. The reasonable expenses for the formation of the Company and other expenses incidental thereto shall be chargeable to the Company's account.

      20.5 Notices. All notices which are given hereunder shall be in writing and shall be addressed as follows (or to such other address as any party may notify to the other party):

    To Alliance:         Alliance Pharmaceutical Corp.
                         6175 Lusk Boulevard
                         San Diego, CA  92121
                         Attention: Theodore D. Roth
                                    President and Chief Operating Officer
                                    Lloyd A. Rowland
                                    Vice President and General Counsel
                         Facsimile: (858) 410-5306

    with a copy to:      Stroock & Stroock & Lavan LLP
                         180 Maiden Lane
                         New York, NY  10038
                         Attention: Melvin Epstein, Esq.
                         Facsimile: (212) 806-6006

    To Baxter:           Baxter Healthcare Corporation
                         Route 120 & Wilson Road
                         Round Lake, IL  60073
                         Attention: General Manager, Global Anesthesia
                         Facsimile: (847) 270-2016

    with a copy to:      Baxter Healthcare Corporation
                         One Baxter Parkway
                         Deerfield, IL  60015
                         Attention: General Counsel
                         Facsimile: (847) 948-2450

    and with a copy to:  Gibson, Dunn & Crutcher LLP
                         Jamboree Center
                         4 Park Plaza
                         Irvine, California  92614
                         Attention: Thomas D. Magill, Esq.
                         Facsimile: (949) 451-4220

      Unless otherwise specified, any such notice may be delivered personally or by certified or registered mail or recognized overnight courier, postage prepaid, or facsimile transmission and shall be deemed to have been received if by personal delivery when delivered; if by certified or registered mail, five days after having been deposited in U.S. mail; if by recognized overnight courier, one day after posting; and if by facsimile transmission when dispatched and acknowledged.

      20.6 Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any rights hereunder shall be assignable directly or indirectly by either party without the prior written consent of the other party, except as expressly permitted by any other provision of this Agreement.

      20.7 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes any previous agreement between the parties in relation to such matters. No modification of this Agreement shall be valid or effective unless made by an instrument in writing and signed by the parties hereto.

      20.8 Headings. The headings contained in this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or any provision contained herein.

      20.9 Severability. The invalidity of one or more of the phrases, sentences, clauses, sections or articles contained in this Agreement shall not effect the validity of the remaining portions so long as and to the extent that the material purposes of this Agreement can be determined and effectuated.

      20.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without taking into consideration conflicts of law principles.

      20.11 Entire Agreement. This Agreement and the other agreements referenced herein and all exhibits attached hereto and thereto constitute the complete and exclusive statement of agreement among the Members.

      20.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

      20.13 Exhibits. All Exhibits attached to this Agreement are incorporated and shall be treated as if set forth herein.

      20.14 Public Announcements. No party to this Agreement shall issue or seek the publication of any press release or other public announcement with respect to the transactions contemplated hereby without the consent of the other party, except where such release or announcement is required by law or applicable regulation (each a "Permitted Announcement"); provided, that, prior to making any Permitted Announcement, such party will use commercially reasonable efforts to give the other party advance notice thereof and to consult with the other party regarding the timing and contents thereof.

                             [Signatures to follow.]

      IN WITNESS WHEREOF, the parties have caused this Operating Agreement to be signed by their duly authorized representatives as of the Effective Date first set forth above.

                                        ALLIANCE PHARMACEUTICAL CORP.

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________


                                        BAXTER HEALTHCARE CORPORATION

                                        By: ____________________________________
                                        Name: __________________________________
                                        Title: _________________________________

                                    Exhibit A
            Sample Calculation of Net Present Value of Net Cash Flows
        Note: Certain terms used in this Exhibit are defined in Annex I.

*

                              ANNEX I TO EXHIBIT A

               ACCOUNTING DEFINITIONS FOR LLC OPERATING AGREEMENT

      "ASP" means the average selling price of Product in the Territory expressed in U.S. dollars calculated by dividing the Net Sales to Trade Customer for all countries in the Territory by the total Units sold in the Territory during the relevant Fiscal Year.

      "Commercialization Bonus" means the amount payable by the Company to Alliance pursuant to Section 6.6 of this Agreement.

      "Cost of Goods Allowance" means the sum of (i) Cost of Goods Allowance less RM, and (ii) Raw Material Active Cost.

      "Cost of Goods Allowance less RM" means a fixed allowance to reflect the cost of manufacturing the Product excluding the Raw Material Active Cost.

      "Distribution Allowance" means the allocated amount represented by the sum of the Distribution Fee and the Market Development Fee.

      "Distribution Fee" means the * pursuant to Section 6.2of the Marketing and Distribution Agreement.

      "General Expenses" means the fixed projected general expenses of Alliance in support of the project equal in the aggregate to amount of the Commercialization Bonus.

      "Investments" means (i) the aggregate * (ii) the contribution by Baxter pursuant to Section 3.1(b) of this Agreement ("Baxter Equity Investment in LLC"), and (iii) the contribution by Alliance pursuant to
Section 3.1(g) of this Agreement ("Alliance Equity Investment in LLC).

      "Intellectual Property (IP) Royalty" means the royalty payable by the Company to Alliance pursuant to Section 3.1 of the License Agreement.

      "Market Development Fee" means the amount payable by the Company to Baxter pursuant to Section 2.8 of the Marketing and Distribution Agreement.

      "Net Profit" means Net Sales to Baxter Affiliates less (i) *, (ii) *,
(iii) *, (iv)*, and (v) *.

      "Net Sales to Baxter Affiliates" means the sales of Product from Company to Baxter and its Affiliates pursuant to the Marketing and Distribution Agreement.

      "Net Sales to LLC" shall mean the Sales of Product to Company pursuant to the Baxter Manufacturing and Supplier Agreement or the Alliance Manufacturing and Supplier Agreement, as appropriate.

      "Net Sales to Trade Customer" shall be calculated in accordance with Baxter's prevailing accounting practices in accordance with U.S. GAAP in effect from time to time and shall mean the total amount invoiced in U.S. dollars, or , if in another currency, as converted by Baxter according to the procedure set forth below in this definition, or, if greater, received from a Third Party by Baxter and its Affiliates, for the sale or transfer of the Product after deducting the following costs: (i) discounts allowed and taken, in amounts customary in the trade, for reasons such as quantity purchases and prompt payment by wholesalers and subdistributors, (ii) taxes, including but not limited to, sales, use, turnouver, excise, import and other taxes or duties, imposed by a governmental agency on such sale or transfer, and (iii) credits or allowances actually given or made for products returned or not accepted by purchasers of the Product. For purposes of converting amounts invoiced in currency other than U.S. dollars, the following procedure shall be followed:

            (1) First for each country in the Territory, determine the average of the exchange rate of the local currency into U.S. dollars at the end of the 15th day of each month as published in the Wall Street Journal during the relevant Fiscal Year (the "Average Exchange Rate"). The Management Board will reevaluate the method of calculating Average Exchange to determine whether any changes should be made based upon significant fluctuations throughout the relevant Fiscal Year.

            (2) Second, convert the invoiced amounts in each country in the Territory to U.S. dollars using the Average Exchange Rate for such country.

      "R & D Expense" means the amount projected to be spent by Alliance to obtain Regulatory Approval for the First Indication.

      "Raw Material Active Cost" means the acquisition cost of * from a third party supplier or suppliers.

      "Tax Expense" means the deemed tax rate of * of Net Profits.

      "Total Net Equity Investments" means the aggregate amount of Investments less the amount redeemed by Alliance.

                                    Annex II
                           Base Financial Assumptions

*

                                    Annex III
                           Financial Model Components

 The "Initial Model shall contain the following components. The "Initial Model"
               shall be the basis for the future "Revised Model."

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                                    Exhibit B
                        First Indication Plan and Budget

Regulatory Strategy and Clinical Plan

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European Clinical Plan

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U.S./Canadian Clinical Plan

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Manufacturing Strategy and CMC Plan

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